Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-144794) and Form S-8 (No. 333-128541) of RCN Corporation of our reports dated March 11, 2008 relating to the consolidated financial statements and financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ FRIEDMAN LLP
East Hanover, New Jersey
March 11, 2008